Exhibit 99.2

EVERSOURCE ENERGY AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(Unaudited)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
(Thousands of Dollars, Except Share Information)	2020	2019	2020	2019
Operating Revenues	$2,343,642	$2,175,797	$6,670,497	$6,476,084

Operating Expenses:
Purchased Power, Fuel and Transmission	806,254	730,255	2,312,957	2,326,041
Operations and Maintenance	332,031	331,054	1,006,148	994,660
Depreciation	244,453	222,599	721,179	656,632
Amortization	57,515	73,854	130,687	183,760
Energy Efficiency Programs	145,047	136,832	408,794	382,785
Taxes Other Than Income Taxes	197,112	171,965	556,726	537,636
Impairment of Northern Pass Transmission	—	—	—	239,644
Total Operating Expenses	1,782,412	1,666,559	5,136,491	5,321,158
Operating Income	561,230	509,238	1,534,006	1,154,926
Interest Expense	134,066	135,216	403,067	399,654
Other Income, Net	29,218	26,968	83,565	103,818
Income Before Income Tax Expense	456,382	400,990	1,214,504	859,090
Income Tax Expense	108,242	80,226	275,621	194,435
Net Income	348,140	320,764	938,883	664,655
Net Income Attributable to Noncontrolling Interests	1,880	1,880	5,639	5,639
Net Income Attributable to Common Shareholders	$346,260	$318,884	$933,244	$659,016

Basic Earnings Per Common Share	$1.01	$0.98	$2.77	$2.06

Diluted Earnings Per Common Share	$1.01	$0.98	$2.76	$2.05

Weighted Average Common Shares Outstanding:
Basic	343,076,614	324,037,169	337,375,172	320,442,253
Diluted	343,773,602	326,008,342	338,424,100	321,570,926

The data contained in this report is preliminary and is unaudited. This report is being submitted for the sole purpose of providing information to shareholders about Eversource Energy and Subsidiaries and is not a representation, prospectus, or intended for use in connection with any purchase or sale of securities.